EXHIBIT 99.1

Bitstream Inc. Reports Third Quarter 2004 Results

As a result of an increase in quarterly revenue of $470,000 or 20.4% to $2,772,000, the highest third quarter revenue level since 1998, the Company reduced its operating loss by $446,000 or 75.0% and achieved a positive cash flow from operations

CAMBRIDGE, MA—(Business Wire)—November 8, 2004—Bitstream Inc. (Nasdaq: BITS) today reported that revenue increased $470,000 or 20.4% to $2,772,000 for the three months ended September 30, 2004 as compared to $2,302,000 for the three months ended September 30, 2003. Revenue for the nine months ended September 30, 2004 increased $1,222,000 or 17.2% to $8,309,000 as compared to $7,087,000 for the nine months ended September 30, 2003. The Company’s loss from operations decreased $446,000 or 75.0% to $(149,000) for the three months ended September 30, 2004 as compared to $(595,000) for the three months ended September 30, 2003. The Company’s net loss for the three months ended September 30, 2004 was $(150,000), or $(0.02) per share, as compared to a loss of $(191,000) or $(0.02) per share for the three months ended September 30, 2003. The Company’s net loss for the three months ended September 30, 2004 decreased $440,000 or 74.6% to $(150,000) from $(590,000) for the three months ended September 30, 2003 excluding a non-recurring gain of $399,000 on the sale of the Company’s investment in DiamondSoft Inc. recognized during the three months ended September 30, 2003.

The Company’s cash position at September 30, 2004 was $4,253,000, an increase of $86,000 from $4,167,000 at June 30, 2004. The Company’s cash position decreased for the nine months ended September 30, 2004 by $114,000 versus an increase of $74,000 for the nine months ended September 30, 2003. During the period ended September 30, 2003 the Company’s cash position was enhanced by the receipt of $1,339,000 in proceeds from the sale of the Company’s investment in DiamondSoft Inc.

“Driven by increased market demand for our Pageflex publishing technologies, we achieved our highest third quarter revenue level since 1998 during the third quarter of 2004. Our third quarter performance resulted in a strong nine month revenue total of $8,309,000 and helped to significantly decrease our operating loss by $795,000 or 51.8% to $(739,000) from an operating loss of $(1,534,000) for the nine months ended September 30, 2003.” said Anna M. Chagnon, President and Chief Executive Officer. “We were cash flow positive for the quarter, generating $86,000 in cash. Given our third quarter performance, the Company remains well positioned to achieve its financial and business goals for the year ended December 31, 2004.”

THIRD QUARTER HIGHLIGHTS

Browsing Technology

•	During the third quarter, approximately 3,250 new users downloaded and set up accounts for our ThunderHawk browser bringing the total number of ThunderHawk accounts established to more than 51,000 as of September 30, 2004.

•	The Company released Version 2 of its ThunderHawk browsing technology in September 2004, which has been well received by end users.

•	Bitstream continues to develop the ThunderHawk technology and on developing the product to service devices across a variety of platforms and operating systems.

Fonts and Font Technology

•	During the third quarter of 2004, the Company licensed its font technology and fonts to approximately 39 OEM customers, including major manufacturers in each of the gaming software, digital television, and consumer electronics industries. These placements are a result of the Company’s focus on expanding its customer base and commercial applications for its font and font rendering technologies to a wider variety of customers and commercial applications.

•	Over 17,000 users registered during the quarter on the Company’s font-related Web sites (bitstream.com and myfonts.com), bringing the total registered users as of September 30, 2004 to over 207,000. Over 44% of the orders placed on these two Web sites during the third quarter were submitted by users who had previously made purchases.

•	In July 2004, the Company released its first OpenType Pro Pack, Charter BT. The fonts include characters originally developed for expert sets, such as ligatures, ornaments, old style figures, small caps, and superiors. They support Western, Central European, and Eastern European languages. OpenType fonts are a cross-platform font format. The same OpenType font can be installed on Mac OS X, Windows, Linux, and Unix systems. Mac OS X and Windows XP and 2000 have built-in support for OpenType. OpenType fonts also work on Linux, Unix, and earlier versions of Windows, where they are recognized as TrueType fonts.

•	In August 2004, the Company announced that Linspire, Inc. will offer 15 Breaking the Norm (BTN) Font Packs in its CNR Warehouse. The CNR Warehouse allows Linspire computer users, with just one click, to easily download and install high-quality BTN Font Packs and thousands of other open source and commercial software products.

•	In September 2004, the Company announced that BTA Digital Works AG had licensed a set of resident fonts for BTA PrintMachine, its output management software. BTA PrintMachine allows corporations to create standardized documents in business applications and then fully automate their customized distribution to individuals via regular mail, e-mail, fax, web, archiving or on screen. Bitstream fonts provide BTA with increased legibility and quality of document text.

•	In September 2004, the Company also announced that MARKEM Corporation had licensed Font Fusion, Bitstream’s premier font rendering engine, and Bitstream’s stroke-based Asian fonts for MARKEM’s line of thermal transfer printers and digital-to-print label printers. MARKEM chose Font Fusion because of its compact code size, fast rendering speed, and ability to print high-quality characters.

•	In August 2004, MyFonts, a subsidiary of Bitstream Inc. and Linotype announced that MyFonts has been honored as the number one reseller worldwide for the highest increase in absolute sales of Linotype fonts for 2003.

Publishing Technology

•	Quarterly revenue from the sale of Pageflex publishing technologies exceeded $1.1 million for the first time and $1.0 million for the second consecutive quarter as a result of a high rate of new customer acquisition and the expansion of installations with existing customers. The Company’s publishing technologies are reaching a broader range of customers in both new and existing markets.

•	In September 2004, the Company announced the deployment of its newly-released Pageflex Storefront at numerous customer sites, bringing acclaim from early adopters as they bring Web-to-print customization sites live in record time with high-quality results for their clients. Pageflex Storefront began shipping on June 30, 2004, with many ad agencies and print providers having placed orders immediately after seeing the pre-release version. Pageflex Storefront is a new software package from Pageflex that enables quick and easy definition, auto-generation, and management of attractive Web-to-print document customization sites, through an easy-to-use Web-based interface. Included in the package are user, shopping cart and order management, as well as personalization and customization technology.

•	Four 51, an e-commerce services provider for corporate purchasing of indirect goods and long-standing customer, announced that over one million variable data jobs have been rendered on the Four51 network utilizing Mpower servers. This represents a significant milestone for the Company’s Mpower technology and demonstrates its ability to scale.

•	In September 2004, the Company announced the appointment of ROI Distribution Ltd. as a reseller of Pageflex technologies in the United Kingdom. ROI not only has exceptional capability with Pageflex’s range of leading edge software, but also has created links into the XRALLE range of web-based print management and procurement solutions, adding a new perspective to how Pageflex software can be used.

CONFERENCE CALL REMINDER

Today, November 8, 2004, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its third quarter results:

•	International Dial-in number: 703-639-1369

•	Domestic Dial-in number: 866-814-8470

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call Kristen Colpus at Bitstream: (617) 497-6222.

A replay of the conference call will be available through November 19, 2004 (access code): 591453

•	International Replay number: 703-925-2533

•	Domestic Replay number: 888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2003.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Software license	$2,325	$1,975	$6,966	$6,205
Services	447	327	1,343	882

Total revenue	2,772	2,302	8,309	7,087

Cost of revenue:
Software license	808	587	2,285	1,735
Services	222	145	597	396

Total cost of revenue	1,030	732	2,882	2,131

Gross profit	1,742	1,570	5,427	4,956

Operating expenses:
Marketing and selling	590	730	1,965	2,055
Research and development	914	966	2,884	2,968
General and administrative	387	469	1,317	1,467

Total operating expenses	1,891	2,165	6,166	6,490

Operating loss	(149)	(595)	(739)	(1,534)

Other income:
Gain on investment in DiamondSoft, Inc.	—	399	91	591
Other income, net	15	10	58	21

Loss before provision for income taxes	(134)	(186)	(590)	(922)
Provision for income taxes	16	5	65	54

Net loss	$(150)	$(191)	$(655)	$(976)

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.08)	$(0.12)

Basic and diluted weighted average shares outstanding	8,551	8,377	8,495	8,359

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,253	$4,367
Accounts receivable, net	679	1,016
Prepaid expenses and other current assets	183	61

Total current assets	5,115	5,444

Property and equipment, net	306	347

Other assets:
Restricted cash	250	250
Goodwill	727	727
Intangible assets	192	243

Total other assets	1,169	1,220

Total assets	$6,590	$7,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$232	$513
Accrued expenses	931	877
Current portion of deferred revenue	762	547

Total current liabilities	1,925	1,937

Long-term liabilities	202	135

Total liabilities	2,127	2,072

Total stockholders’ equity	4,463	4,939

Total liabilities and stockholders’ equity	$6,590	$7,011

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com